UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2008
PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA		94111
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (415) 834-6500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On August 11, 2008, PlanetOut Inc. (“PlanetOut” or the “Company”) received a notice from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market dated August 1, 2008, stating that, for the previous 30 consecutive trading days, the Company has not maintained a minimum market value of $5,000,000 of publicly held shares (defined as total shares outstanding, less any shares held by officers, directors or beneficial owners of 10% or more of the total shares outstanding), as required for continued inclusion under Marketplace Rule 4450(a)(2) (the “Rule”). The notice further states that the Company will be provided with 90 calendar days (or until October 30, 2008) to regain compliance. If, at anytime prior to October 30, 2008, the minimum market value of publicly held shares (as defined by the Rule) of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days, then the Company will receive written notification from Nasdaq that it complies with the Rule.
     If the Company cannot demonstrate compliance with the Rule by October 30, 2008, the Nasdaq staff will provide written notification that the Company’s securities will be delisted and, at that time, the Company may appeal the determination to a Listing Qualifications Panel. The notice also states that, alternatively, the Company may apply to transfer its securities to The Nasdaq Capital Market if the Company satisfies inclusion requirements for that market. If the Company submits the transfer application and pays the applicable listing fees by October 30, 2008, the initiation of the delisting proceedings will be stayed by Nasdaq staff pending review of the application.
     The Company intends to monitor the minimum market value of publicly held shares (as defined by the Rule) of its common stock between now and October 30, 2008. If its common stock does not trade at a level that is likely to regain compliance, the Company’s board of directors will consider options available to the Company, including applying to transfer the Company’s securities to The Nasdaq Capital Market.
     A press release announcing the receipt of the above notice, as required by Marketplace Rule 4803(a), is attached hereto as Exhibit 99.1.

Item 9.01	Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated August 11, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PlanetOut Inc.
Date: August 11, 2008	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer